EXHIBIT (q)

POWER OF ATTORNEY

We, the undersigned officers and Trustees of Eaton Vance NextShares Trust (the “Trust”), a Massachusetts business trust, do hereby severally constitute and appoint Thomas E. Faust Jr., Maureen A. Gemma, James F. Kirchner and Deidre E. Walsh, or any of them, to be true, sufficient and lawful attorneys, or attorney for each of us, to sign for each of us, in the name of each of us in the capacities indicated below, Registration Statements and any and all amendments (including post-effective amendments) to such Registration Statements on Form N-1A filed by the Trust with the Securities and Exchange Commission in respect of any class of shares of beneficial interest and other documents and papers relating thereto.

IN WITNESS WHEREOF we have hereunto set our hands on the dates set forth opposite our respective signatures.

Signature	Title	Date
/s/ Edward J. Perkin Edward J. Perkin	President and Principal Executive Officer	February 9, 2015
/s/ James F. Kirchner James F. Kirchner	Treasurer and Principal Financial and Accounting Officer	February 9, 2015
/s/ Scott E. Eston Scott E. Eston	Trustee	February 9, 2015
/s/ Thomas E. Faust Jr. Thomas E. Faust Jr.	Trustee	February 9, 2015
/s/ Cynthia E. Frost Cynthia E. Frost	Trustee	February 9, 2015
/s/ George J. Gorman George J. Gorman	Trustee	February 9, 2015
/s/ Valerie A. Mosley Valerie A. Mosley	Trustee	February 9, 2015
/s/ William H. Park William H. Park	Trustee	February 9, 2015
/s/ Ronald A. Pearlman Ronald A. Pearlman	Trustee	February 9, 2015
/s/ Helen Frame Peters Helen Frame Peters	Trustee	February 9, 2015
/s/ Harriett Tee Taggart Harriett Tee Taggart	Trustee	February 9, 2015
/s/ Ralph F. Verni Ralph F. Verni	Trustee	February 9, 2015